As filed with the Securities and Exchange Commission on May 31, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATLANTIC AMERICAN CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	58-1027114
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(Address of principal executive offices, including zip code)

Atlantic American Corporation 2022 Equity and Incentive Compensation Plan
(Full title of the plan)

Hilton H. Howell, Jr.
President and Chief Executive Officer
Atlantic American Corporation
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 266-5500
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:
Mark L. Hanson, Esq.
Jones Day
1221 Peachtree Street, N.E.
Suite 400
Atlanta, Georgia 30361
(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 3,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of Atlantic American Corporation (the “Registrant”), available for issuance pursuant to the Atlantic American Corporation 2022 Equity and Incentive Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information called for in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424 under the Securities Act. The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 25, 2022;

b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 11, 2022;

c)	the Registrant’s Current Report on Form 8-K filed with the SEC on May 31, 2022; and

d)
the description of the Common Stock contained in the Registrant’s registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 24, 2020.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Restated Bylaws, as amended, provide that the Registrant shall indemnify any of its directors, officers, employees or agents, or any person serving at the Registrant’s request as a director, officer, employee or agent of another corporation or organization, against expense if the person indemnified acted in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, except that in proceedings to obtain a judgment in favor of the Registrant, indemnification would be limited to expenses incurred in connection with the defense or settlement of such action, and, in the case of adjudicated negligence or misconduct, only if and to the extent approved by the court. Such indemnification obligation is not to be deemed exclusive of any other right, in respect of indemnification or otherwise, to which any party may be entitled under any other Bylaw provision or resolution approved by the shareholders.

 The Registrant’s Restated Articles of Incorporation, as amended, contain provisions that provide that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code, as amended, or (iv) for any transaction from which the director derived an improper personal benefit.

 [The Registrant has obtained directors’ and officers’ liability and corporation reimbursement insurance. The insurance reimburses (a) directors and officers for certain losses arising from claims made against them in their capacities as such, or (b) the Registrant for amounts paid where the Registrant is required or permitted to indemnify directors and officers for such losses.]

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit	Location
4.1	Restated Articles of Incorporation of the Registrant, as amended.	Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed March 31, 2009

4.2	Restated Bylaws of the Registrant, as amended.	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed March 4, 2016

5.1	Opinion of Jones Day.	Filed herewith

23.1	Consent of Dixon Hughes Goodman LLP.	Filed herewith

23.2	Consent of Jones Day (included in Exhibit 5.1).	Filed herewith

24.1	Power of Attorney (included on the signature page hereto).	Filed herewith

99.1	Atlantic American Corporation 2022 Equity and Incentive Compensation Plan.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed May 31, 2022

107	Filing Fee Table.	Filed herewith

Item 9.	Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 31st day of May 2022.

ATLANTIC AMERICAN CORPORATION

By:	/s/ Hilton H. Howell, Jr.
Name: Hilton H. Howell, Jr.
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hilton H. Howell, Jr. and J. Ross Franklin, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hilton H. Howell, Jr. Hilton H. Howell, Jr.	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 31, 2022

/s/ J. Ross Franklin J. Ross Franklin	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 31, 2022

/s/ Robin R. Howell Robin R. Howell	Director	May 31, 2022

/s/ Mark E. Preisinger Mark E. Preisinger	Director	May 31, 2022

/s/ Joseph M. Scheerer Joseph M. Scheerer	Director	May 31, 2022

/s/ Scott G. Thompson Scott G. Thompson	Director	May 31, 2022

/s/ Keehln Wheeler Keehln Wheeler	Director	May 31, 2022